Exhibit 4.1

Promissory Note issued to Sausalito Capital Partners I, LLC

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS, BUT HAVE BEEN ACQUIRED BY THE REGISTERED HOLDER HEREOF FOR PURPOSES OF INVESTMENT AND IN RELIANCE ON STATUTORY EXEMPTIONS UNDER THE 1933 ACT, AND UNDER ANY APPLICABLE STATE SECURITIES LAWS.  THESE SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE PROVISIONS OF THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT.

10% CONVERTIBLE PROMISSORY NOTE

San Rafael, California

July 5, 2006

FOR VALUE RECEIVED, Domestic Energy Partners, LLC., a Utah limited liability company (“Borrower”), hereby promises to pay to the order of Sausalito Capital Partners I, LLC (“Lender”), a Nevada limited liability company, in lawful money of the United States at the address of Lender set forth herein, the principal amount of $500,000.00 (the “Loan”), together with Interest.  This Promissory Note (“Note”) has been executed by Borrower on the date set forth above (the “Effective Date”).

1.             Interest.  The Loan shall bear interest at a rate of ten percent (10%) (“Default Interest Rate”), compounded monthly (“Interest”) from the Effective Date and continuing until payment in full of the Loan.  Upon the occurrence of a default event (“Event of Default”) and for so long as such Event of Default continues, Interest shall accrue on the outstanding Loan amount at the Default Interest Rate.

2.             Maturity Date.  Subject to Section 3, all or any portion of the Loan, all accrued Interest thereon and all other sums due hereunder, shall be due and payable on demand by Lender on the Maturity Date.

3.             Conversion.  In Lender’s discretion, at any time prior to the consummation of the Private Placement, Lender may convert all of the outstanding principal amount of this Note into twenty five percent (25%) of the fully diluted common stock of the Company (the “Common Stock”) following the merger of the Borrower into a piggy back-qualified shell company which is currently trading (“Shell”).

4.             Application of Payments.

4.1.          Except as otherwise expressly provided herein, payments under this Note shall be applied (i) first to the repayment of any sums incurred by Lender for the payment of any expenses in enforcing the terms of this Note, (ii) then to the payment of the Default Interest Rate, (iii) then to the payment of the Interest Rate, and (iv) then to the reduction of the Loan.

4.2.          Upon payment in full of the Loan and applicable accrued and unpaid Interest thereon, this Note shall be marked “Paid in Full” and returned to Borrower.

5.             Waiver of Notice.  Borrower hereby waives diligence, notice, presentment, protest and notice of dishonor.

6.             Transfer.  This Note may be transferred by Lender at any time, provided that such transfer complies with applicable securities laws.

7.             Events of Default.  The occurrence of any of following events, not cured in any applicable cure period, shall constitute an Event of Default of Borrower:

7.1.          The failure to make when due any payment described in this Note or the Loan Agreement, whether on or after the Maturity Date, by acceleration or otherwise; and

7.2.          A breach of any representation, warranty, covenant or other provision of this Note or the Loan Agreement, which, if capable of being cured, is not cured within three days following notice thereof to the Company;

7.3.          (i) The application for the appointment of a receiver or custodian for Borrower or the property of Borrower, (ii) the entry of an order for relief or the filing of a petition by or against Borrower under the provisions of any bankruptcy or insolvency law, (iii) any assignment for the benefit of creditors by or against Borrower, or (iv) the insolvency of Borrower.

Upon the occurrence of any Event of Default that is not cured within any applicable cure period, if any, Lender may elect, by written notice delivered to Borrower, to take at any time any or all of the following actions: (i) declare this Note to be forthwith due and payable, whereupon the entire unpaid Loan, together with all accrued and unpaid Interest thereon (including the Default Interest Rate), and all other cash obligations hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein to the contrary notwithstanding, and (ii) exercise any and all other remedies provided hereunder or available at law or in equity.

8.             Miscellaneous.

8.1.          Successors and Assigns.  Subject to the exceptions specifically set forth in this Note and the Loan Agreement, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and permitted assigns of the parties.  This Note (or a portion hereof) may be assigned by Lender without the consent of Borrower.

8.2.          Loss or Mutilation of Note.  Upon receipt by Borrower of evidence satisfactory to Borrower of the loss, theft, destruction or mutilation of this Note, together with indemnity reasonably satisfactory to Borrower, in the case of loss, theft or destruction, or the surrender and cancellation of this Note, in the case of mutilation, Borrower shall execute and deliver to Lender a new promissory note of like tenor and denomination as this Note.

8.3.          Notices.  Any notice, demand, offer, request or other communication required or permitted to be given pursuant to the terms of this Note shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service, or (v) four days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the recipient at the addresses set forth below unless another address is provided to the other party in writing:

If to Borrower, to:

Domestic Energy Partners, LLC.
1200 West 400 North
Orem, UT 84660
Attn: Ron Crafts

if to Lender, to:

Sausalito Capital Partners, LLC

369B Third Street, #269
San Rafael, CA 94901
Attn: Don Lew

with a copy to:

The Otto Law Group, PLLC
601 Union Street, Suite 4500
Seattle, WA 98101
Attn: David M. Otto
Fax: (206) 262-9513

8.4           Governing Law.  This Note shall be governed in all respects by the laws of the State of Washington as applied to agreements entered into and performed entirely within the State of Washington by residents thereof, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions.

8.5           Waiver and Amendment.  Any term of this Note may be amended, waived or modified only with the written consent of Borrower and Lender.

8.6           Remedies; Costs of Collection; Attorneys’ Fees.  No delay or omission by Lender in exercising any of its rights, remedies, powers or privileges hereunder or at law or in equity and no course of dealing between Lender and the undersigned or any other person shall be deemed a waiver by Lender of any such rights, remedies, powers or privileges, even if such delay or omission is continuous or repeated, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof by Lender or the exercise of any other right, remedy, power or privilege by Lender.  The rights and remedies of Lender described herein shall be cumulative and not restrictive of any other rights or remedies available under any other instrument, at law or in equity.  If an Event of Default occurs, Borrower agrees to pay, in addition to the Loan and Interest payable thereon, reasonable attorneys’ fees and any other reasonable costs incurred by Lender in connection with its pursuit of its remedies under this Note.

*  *  *  *

IN WITNESS WHEREOF, Borrower has caused this Note to be signed on the Effective Date.

BORROWER:

DOMESTIC ENERGY PARTNERS, LLC.

By:	/s/ Ron Crafts
Ron Crafts
Chairman and Chief Executive Officer